Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

TO FORM HOLDING COMPANY

by and among

LESLIE’S POOLMART, INC.,

LESLIE’S HOLDINGS, INC.,

and

LESLIE’S MERGER SUB, INC.

FEBRUARY 7, 2007

AGREEMENT AND PLAN OF MERGER TO FORM HOLDING COMPANY

THIS AGREEMENT AND PLAN OF MERGER TO FORM HOLDING COMPANY (this “Agreement”), dated as of February 7, 2007, by and among Leslie’s Poolmart, Inc., a Delaware corporation (“Leslie’s”), Leslie’s Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Leslie’s (“Holdings”), and Leslie’s Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”).

WHEREAS, as of February 7, 2007, Leslie’s has an authorized capitalization consisting of (i) 50,000,000 shares of common stock, par value $0.001 per share (“Leslie’s Common Stock”), of which 40,045,000 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $.001 per share, 41,000 of which have been designated 10% Series A Redeemable Exchangeable Cumulative Preferred Stock (“Leslie’s Preferred Stock”), all of which designated Leslie’s Preferred Stock are issued and outstanding; and

WHEREAS, immediately prior to the Effective Time (as defined below), Holdings shall have an authorized capitalization consisting of (i) 50,000,000 shares of common stock, par value $0.001 per share (“Holdings Common Stock”), of which 100 shares will be issued and outstanding and owned by Leslie’s, and (ii) 1,000,000 shares of preferred stock, par value $.001 per share, 41,000 of which have been designated 10% Series A Redeemable Exchangeable Cumulative Preferred Stock, none of which will be issued and outstanding (“Holdings Preferred Stock”); and

WHEREAS, as of the date hereof, Merger Sub has an authorized capitalization consisting of 100 shares of common stock, par value $.01 per share (“Merger Sub Common Stock”), all of which are issued and outstanding and are owned by Holdings; and

WHEREAS, the Board of Directors of Leslie’s has determined it to be in the best interests of Leslie’s to effect a formation of a holding company whereby Leslie’s will become the wholly-owned subsidiary of a new holding company; and

WHEREAS, it is intended that the holding company structure be effected without a vote of Leslie’s stockholders pursuant to and in accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”) through a merger with a wholly-owned subsidiary; and

WHEREAS, the designations, rights and preferences , and the qualifications, limitations and restrictions of Holdings Common Stock and Holdings Preferred Stock are the same as those of Leslie’s Common Stock and Leslie’s Preferred Stock, as applicable; and

WHEREAS, the Certificate of Incorporation of Holdings, as amended, and the Bylaws of Holdings, in effect immediately after the Effective Time will contain provisions identical to the Certificate of Incorporation of Leslie’s, as amended, and the Bylaws of Leslie’s, as amended, in effect immediately before the Effective Time (other than as required or permitted by Section 251(g) of the DGCL); and

WHEREAS, Holdings and Merger Sub have been recently formed solely for purposes of effecting the formation of a holding company through the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder; and

WHEREAS, the respective Boards of Directors of Leslie’s, Holdings and Merger Sub, and Leslie’s acting as the sole stockholder of Holdings, have approved the merger of Merger Sub into Leslie’s (the “Merger”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251(g) and other applicable provisions of the DGCL, Merger Sub shall be merged into Leslie’s at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and Leslie’s shall continue as the surviving corporation (the “Surviving Corporation”) as a wholly-owned subsidiary of Holdings and shall maintain the name Leslie’s Poolmart, Inc. The Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Leslie’s, Holdings, Merger Sub or the holders of any securities of Leslie’s, Holdings or Merger Sub:

(i) each share of Leslie’s Common Stock (or fraction of a share of Leslie’s Common Stock, including shares held by Leslie’s) issued and outstanding immediately prior to the Effective Time, shall be converted into one share of Holdings Common Stock, having the same designations, rights, powers, preferences, qualifications, limitations and restrictions as the converted share of Leslie’s Common Stock; and

(ii) each share of Leslie’s Preferred Stock (or fraction of a share of Leslie’s Preferred Stock, including shares held by Leslie’s) issued and outstanding immediately prior to the Effective Time, shall be converted into one share of Holdings Preferred Stock, having the same designations, rights, powers, preferences, qualifications, limitations and restrictions as the converted share of Leslie’s Preferred Stock.

(c) Each option to purchase shares of Leslie’s Common Stock issued and outstanding immediately prior to the Effective Time (each a “Leslie’s Stock Option”) shall become an option to purchase shares of Holdings Common Stock upon the same terms and conditions as the Leslie’s Stock Option.

(d) Each share of Holdings Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of Leslie’s,

Holdings, Merger Sub or the holders of any securities of Leslie’s, Holdings or Merger Sub be cancelled and shall cease to exist without any consideration being payable in respect thereof.

(e) Each issued and outstanding share of Merger Sub Common Stock shall, by virtue of the Merger, and without any action on the part of Leslie’s, Holdings, Merger Sub or the holders of any securities of Leslie’s, Holdings or Merger Sub be converted into one share of the common stock, par value $.01 per share, of the Surviving Corporation.

SECTION 1.2. Effective Time. The parties shall file a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL to effectuate fully the Merger. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Delaware Secretary of State (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.3. Effects of the Merger.

(a) At the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

(b) All contractual rights and obligations relating to Leslie’s Common Stock immediately prior to the Merger (including without limitation any rights or obligations existing under the Stockholders Agreement dated as of January 25, 2005 among Leslie’s, GCP California Fund, L.P., Leslie’s Coinvestment, LLC and the stockholders identified on the signature pages thereto, as amended (the “Stockholders’ Agreement”), and the Leslie’s 2005 Stock Option Plan and related Option Agreements and Notices of Option Grants (the “Option Plan,” and collectively with the Stockholders’ Agreement, the “Leslie’s Capital Stock Agreements”)) shall, as of the Effective Time, be adopted by Holdings and be deemed to apply to Holdings common stock. The respective Boards of Directors of Leslie’s and Holdings have approved the adoption of the Leslie’s Capital Stock Agreements by Holdings.

(c) For Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code.

SECTION 1.4. Certificate of Incorporation and Bylaws.

(a) The Amended and Restated Certificate of Incorporation of Leslie’s as in effect immediately prior to the merger shall be amended so as to read in its entirety as set forth in Exhibit A and, as so amended, shall be the Amended and Restated Certificate of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

(b) The By-Laws of Leslie’s immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter changed or amended as provided therein or in the certificate of incorporation of Leslie’s, or by applicable law. The By-Laws of Holdings immediately prior to the Effective Time shall be the By-Laws of Holdings, until thereafter changed or amended as provided therein or in the certificate of incorporation of Holdings, or by applicable law.

SECTION 1.5. Directors. The directors of Leslie’s in office immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified in accordance with the certificate of incorporation or bylaws of the Surviving Corporation and applicable law.

SECTION 1.6. Officers. The officers of Leslie’s in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are appointed in accordance with the bylaws of the Surviving Corporation.

SECTION 1.7. Exchange of Share Certificates.

(a) Promptly after the Effective Time, Leslie’s and Holdings shall issue instructions to each holder, immediately prior to the Effective Time, of Leslie’s Common Stock and Leslie’s Preferred Stock, for such stockholders’ use in effecting the surrender and cancellation of any certificates representing Leslie’s Common Stock and Leslie’s Preferred Stock (each a “Leslie’s Certificate”) in exchange for certificates representing Holdings Common Stock and Holdings Preferred Stock, as applicable, pursuant to and in accordance with the conversion detailed under section 1.1(b)(i) and 1.1(b)(ii) above, as applicable. Upon surrender of a Leslie’s Certificate for cancellation to Holdings, together with such customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Leslie’s Certificate shall be entitled to receive in exchange therefor certificates representing the whole number of shares of Holdings Common Stock or Holdings Preferred Stock issued to such holder pursuant to Section l.1(b)(i) or 1.1(b)(ii), as applicable. Any Leslie’s Certificate shall be deemed to represent a certificate representing Holdings Common Stock or Holdings Preferred Stock, as applicable, from and after the Effective Time until such Leslie’s Certificate is surrendered pursuant to this Section 1.7.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of Leslie’s shall be closed, and there shall be no further registration of transfers of shares of Leslie’s Common Stock or Leslie’s Preferred Stock held prior to the Effective Time. Any certificates for Leslie’s Common Stock or Leslie’s Preferred Stock presented to Leslie’s for any reason at or after the Effective Time (as defined below) shall be canceled and exchanged for certificates for Holdings Common Stock or Holdings Preferred Stock, as applicable, pursuant to the terms of this Section 1.7.

ARTICLE II

Certain Covenants

SECTION 2.1. Assignment and Adoption of the Stockholders’ Agreement. At the Effective Time or as soon as practicable thereafter, Leslie’s shall assign to Holdings all rights and obligations under the Stockholders’ Agreement, and Leslie’s and Holdings shall enter into an assignment and assumption agreement.

SECTION 2.2. Adoption of Stock Option Plans. At the Effective Time, Holdings shall adopt as its own stock option plan the 2005 Stock Option Plan of Leslie’s as in effect immediately prior to the Effective Time.

SECTION 2.3. Compliance with Section 251(g) of the DGCL. Prior to the Effective Time, the parties to this Agreement will take all steps necessary to comply with Section 251(g) of the DGCL, including without limitation, the following:

(i) at the Effective Time, the certificate of incorporation and bylaws of Holdings shall be in the form of the certificate of incorporation and bylaws of Leslie’s, as in effect immediately prior to the Effective Time, to the extent required by Section 251(g) of the DGCL;

(ii) at the Effective Time, the directors of Leslie’s immediately prior to the Effective Time shall be the directors of Holdings, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified in accordance with the certificate of incorporation and bylaws of Holdings and applicable law; and

(iii) at the Effective Time, the officers of Leslie’s immediately prior to the Effective Time shall be the officers of Holdings, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified in accordance with the certificate of incorporation and bylaws of Holdings and applicable law.

SECTION 2.4. Further Assurances. From time to time, as and when requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 2.5. Consummation of the Transaction. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Merger to occur upon the terms hereof.

ARTICLE III

General Provisions

SECTION 3.1. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes, as if fully set forth herein.

SECTION 3.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 3.3. No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies.

SECTION 3.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the applicable principles of conflicts of laws of such State.

SECTION 3.5. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, Leslie’s, Holdings and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LESLIE’S POOLMART, INC.

By:	/s/ STEVEN L. ORTEGA
Name: Steven L. Ortega
Title: Executive Vice President and Chief Financial Officer

LESLIE’S HOLDINGS, INC.

By:	/s/ STEVEN L. ORTEGA
Name: Steven L. Ortega
Title: Executive Vice President and Chief Financial Officer

LESLIE’S MERGER SUB, INC.

By:	/s/ STEVEN L. ORTEGA
Name: Steven L. Ortega
Title: Executive Vice President and Chief Financial Officer